Exhibit 107

Calculation of Filing Fee Tables

F-4
(Form Type)

TNL Mediagene

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security type	Security class title(1)	Fee calculation rule	Amount to be registered(2)		Proposed maximum offering price per unit		Maximum aggregate offering price	Fee rate	Amount of registration fee
Fees to be paid	Equity	TNL Mediagene Ordinary Shares	457(f)	26,629,938	(3)	$11.15	(4)	$296,923,809	0.00014760	$43,825.95
	Equity	TNL Mediagene Warrants	457(g)	19,042,500	(5)	—	(6)	—	—	—
	Equity	TNL Mediagene Ordinary Shares underlying TNL Mediagene Warrants	457(f)	19,042,500	(7)	$11.52	(6)	$219,369,600	0.00014760	$32,378.95
	Total Fee Due									$76,204.91	(8)

(1)	All securities being registered will be issued by TNL Mediagene, a Cayman Islands exempted company, in connection with the Merger Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of TNLMG, a Cayman Islands exempted company and wholly-owned subsidiary of TNL Mediagene (“Merger Sub”) with and into Blue Ocean Acquisition Corp, a Cayman Islands exempted company (“Blue Ocean”) (such merger, the “Merger”), with Blue Ocean surviving the Merger as a wholly owned subsidiary of TNL Mediagene (Blue Ocean as the surviving entity of the Merger, the “Surviving Entity”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, (i) each outstanding Class B ordinary share of Blue Ocean, par value $.0001 per share (“Blue Ocean Class B Shares”), will be automatically converted into one Class A ordinary share of Blue Ocean, par value $.0001 per share (“Blue Ocean Class A Shares”) and, after giving effect to such automatic conversion, each Blue Ocean Class A Share outstanding will be automatically converted into the right of the holder thereof to receive one ordinary share of TNL Mediagene (“TNL Mediagene Ordinary Shares”), and (ii) each issued and outstanding warrant to purchase Blue Ocean Class A Shares (“Blue Ocean Warrants”) will be assumed by TNL Mediagene and converted into a corresponding warrant to purchase TNL Mediagene Ordinary Shares (“TNL Mediagene Warrants”).
(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Represents TNL Mediagene Ordinary Shares issuable in exchange for outstanding Blue Ocean Class A Shares pursuant to the Merger and the other transactions contemplated by the Merger Agreement. This number includes (i) 24,604,219 TNL Mediagene Ordinary Shares to be issued to the shareholders of TNL Mediagene; (ii) 61,222 TNL Mediagene Ordinary Shares to be issued to the holders of the DaEX Conversion Rights, (iii) 122,547 TNL Mediagene Ordinary Shares to be issued to the holders of the 2024 TNL Mediagene Convertible Notes; and (iv) 1,841,950 TNL Mediagene Ordinary Shares to be issued to the public shareholders of Blue Ocean.
(4)	Based on the average of the high ($11.15) and low ($11.15) prices of Blue Ocean Class A Shares on the Nasdaq Stock Market (“Nasdaq”) on June 7, 2024 (within five business days prior to the initial filing of this registration statement).
(5)	Represents TNL Mediagene Warrants, each whole warrant entitling the holder to purchase one TNL Mediagene Ordinary Share, to be issued in exchange for Blue Ocean Warrants. This number includes (1) 9,555,000 warrants to purchase TNL Mediagene Ordinary Shares held by Blue Ocean private warrant holders; and (2) 9,487,500 warrants to purchase TNL Mediagene Ordinary Shares held by Blue Ocean public warrant holders. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from reverse share splits, share dividends or similar transactions.
(6)	Based on the sum of (i) the average of the high ($0.02) and low ($0.02) prices for Blue Ocean Warrants on Nasdaq on June 7, 2024 (within five business days prior to the initial filing of this registration statement) and (ii) the exercise price of Blue Ocean Warrants ($11.50). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to TNL Mediagene Warrants has been allocated to the TNL Mediagene Ordinary Shares underlying TNL Mediagene Warrants and those TNL Mediagene Ordinary Shares are included in the total registration fee.
(7)	Represents TNL Mediagene Ordinary Shares underlying TNL Mediagene Warrants.
(8)	Previously paid.